Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-80609 and 333-111227 of The Men’s Wearhouse, Inc. on Form S-3 and Registration Statement Nos. 33-48108, 33-48109, 33-48110, 33-61792, 333-21109, 333-21121, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308, and 333-125182 of The Men’s Wearhouse, Inc. on Form S-8 of our reports dated April 1, 2008, relating to the financial statements and financial statement schedule of The Men’s Wearhouse, Inc., and the effectiveness of The Men’s Wearhouse, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended February 2, 2008.

/s/ Deloitte & Touche LLP

Houston, Texas
April 1, 2008